Exhibit 19

CITIZENS & NORTHERN CORPORATION

INSIDER TRADING COMPLIANCE PROGRAM

In order to take an active role in the prevention of insider trading violations by its officers, directors, employees and other related individuals, Citizens & Northern Corporation and its subsidiaries (Citizens & Northern Bank, Bucktail Life Insurance Company and Citizens & Northern Investment Corporation) and Citizens & Northern Bank and its subsidiary (C&N Financial Services, LLC), collectively called the “Company”, have adopted the policies and procedures described in this document and accompanying exhibits.

I.	Adoption of Insider Trading Policy.

The Company’s Board of Directors has adopted the Insider Trading Policy (“Policy”) attached hereto as Exhibit A and accompanying Exhibits.  The Policy prohibits trading based on material, nonpublic information regarding the Company (“Inside Information”). The Policy covers officers, directors and all other employees of, or consultants or contractors to, the Company, as well as family members of such persons, and others, in each case where such persons have or may have access to Inside Information.  The Policy (and/or a summary thereof) is to be delivered to all new employees and consultants upon the commencement of their relationships with the Company and is to be circulated to all personnel at least annually.

II.	Designation of Certain Persons.

A.  Section 16 Individuals.The Company has determined that those persons listed on Exhibit B attached hereto are the directors and officers who are subject to the reporting and liability provisions of Section 16 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (“Section 16 Individuals”).  Exhibit B will be amended from time to time as appropriate.

B. Other Persons.The Company has determined that those persons listed on Exhibit C attached hereto, together with the Section 16 Individuals, should be subject to the pre-clearance requirement described in Section IV (A) below, in that the Company believes that, in the normal course of their duties, such persons have, or are likely to have, regular access to Inside Information.  Exhibit C may be amended from time to time.  Under special circumstances, certain persons not listed on Exhibit C may come to have access to Inside Information for a period of time.  During such period, such persons should be subject to the pre-clearance procedure described in Section IV (A) below.

III.Appointment of Compliance Officer. The Company has appointed the General Counsel and Corporate Secretary as the Company’s Insider Trading Compliance Officer. In the absence of the General Counsel and Corporate Secretary, the CEO or the CFO are backup Insider Trading Officers.
IV.Duties of the Compliance Officer.   The duties of the Insider Trading Compliance Officer shall include, but not be limited to, the following:
A.	Pre-clearing all transactions involving the Company’s securities by those individuals listed on Exhibits B and C, in order to determine compliance with the Policy, insider trading laws, Section 16 of the Exchange Act, and Rule 144 promulgated under the Securities Act of 1933, as amended.
B.	Assisting in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for all Section 16 Individuals.
C.	Serving as the designated recipient at the Company of copies of reports filed with the SEC by Section 16 Individuals under Section 16 of the Exchange Act.

D.	Performing periodic cross-checks of available materials, which may include Forms 3, 4 and 5, Form 144, officers’ and directors’ questionnaires, and reports received from the Company’s stock administrator and transfer agent, to determine trading activity by officers, directors and others who have, or may have, access to Inside Information.
E.	Circulating the Policy (and/or a summary thereof) to all employees, including Section 16 Individuals, on an annual basis, and providing the Policy and other appropriate materials to new officers, directors and others who have, or may have, access to Inside Information.
F.	Updating the Policy on an as needed basis to 1) reflect changes in applicable laws, regulations and rules and 2) cover new matters relating to the issuance of Company securities.
G.	Assisting the Company’s Board of Directors in implementation of the Policy.
H.	Coordinating with outside counsel, as necessary, regarding compliance activities with respect to the Policy and Rule 144 requirements.
I.	When appropriate, recommending suspension of trading of the Company’s stock because of developments known to the Company and not yet disclosed to the public.

EXHIBIT A GUIDELINES

Citizens & Northern Corporation

Insider Trading Policy

And Guidelines with Respect to Certain Transactions in Company Securities.

It is the intent of the Board of Directors of Citizens & Northern Corporation (“Company”) that the Company takes an active role in the prevention of insider trading violations by its officers, directors, employees and other related individuals.  This policy has been created and adopted to accomplish that intent.  This policy provides guidelines to employees, officers and directors of Citizens & Northern Corporation with respect to transactions in the Company’s securities.

Applicability of Policy

This policy applies to all transactions in the Company’s securities, including common stock, options for common stock and any other securities the Company may issue from time to time, which include, but are not limited to, preferred stock, trust preferred notes, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options.  It applies to all officers of the Company, all members of the Company’s Board of Directors, and all employees of, and consultants and contractors to, the Company and its subsidiaries who receive or have access to Material Nonpublic Information (as defined below) regarding the Company.  This group of people, members of their immediate families, and members of their households are sometimes referred to in this Policy as “Insiders.”  This Policy also applies to any person who receives Material Nonpublic Information from any Insider.

Statement of Policy

General Policy

It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the work-place and the misuse of Material Nonpublic Information in securities trading.

Specific Policies

1.	Trading on Material Nonpublic Information. No director, officer or employee of, or consultant or contractor to, the Company, and no member of the immediate family or household of any such person, shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the close of business on the second Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used herein, the term “Trading Day” shall mean a day on which national stock exchanges are open for trading.
2.	Tipping. No Insider shall disclose (“tip”) Material Nonpublic Information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of the company(ies) to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.
3.	Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

Potential Criminal and Civil Liability and/or Disciplinary Action

1.	Liability for Insider Trading. Insiders may be subject to (i) a civil penalty of up to 3 times the profit gained or loss avoided; (ii) a criminal fine (no matter how small the profit) of up to $5,000,000; and (iii) up to twenty (20) years in jail for engaging in transactions in the Company’s securities at a time when they have knowledge of material nonpublic information regarding the Company.
2.	Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed material nonpublic information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The Securities and Exchange Commission (“SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC and the stock exchanges use sophisticated electronic surveillance techniques to uncover insider trading.
3.	Possible Disciplinary Actions. Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination.

Guidelines

1.	Recommended Trading Window for Officers, Directors and Certain Employees. The period beginning near the end of each quarter and ending a few Trading Days following the date of public disclosure of the financial results for that quarter, is a particularly sensitive period of time for transactions in the Company’s stock from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that officers, directors and certain other employees will, during that period, often possess Material Nonpublic Information about the expected financial results for the quarter.

Accordingly, to ensure compliance with this Policy and applicable federal and state securities laws, all directors, officers and employees having access to the Company’s internal financial statements or other Material Nonpublic Information shall refrain from conducting transactions involving the purchase or sale of the Company’s securities other than during the period (the “Trading Window”) commencing at the close of business on the second Trading Day following the date of public disclosure of the financial results for a particular fiscal quarter or year and continuing until the date the Citizens & Northern Corporation Board of Directors meeting is conducted during the final month of the following quarter.

The safest period for trading in the Company’s securities, assuming the absence of Material Nonpublic Information, is probably only the first ten (10) days of the Trading Window.

From time to time, the Company’s Insider Trading Compliance Officer may also recommend that directors, officers, selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public.  In such event, such persons are prohibited from engaging in any transaction involving the purchase or sale of the Company’s securities during such period and should not disclose to others the fact of suspension of trading.

The purpose behind the creation and implementation of recommended “Trading Window” periods is to help establish a diligent ongoing effort to avoid any improper transaction by directors, executive officers, selected employees and others.

It should be noted, however, that even during the Trading Window, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two Trading Days, whether or not the Company has recommended suspension of trading to that person.  Trading in the Company’s securities during the Trading Window should not be considered a “safe harbor,” and all directors, officers and other persons should use good judgment at all times.

2.	Pre-clearance of Trades. The Company has determined that all directors, executive officers and other designated persons of the Company should refrain from trading in the Company’s securities, even during the Trading Window, without first complying with the Company’s “pre-clearance” process. Each such designated person must contact the Company’s Insider Trading Compliance Officer or in his/her absence the Chief Financial Officer or Chief Executive Officer, prior to commencing any trade in the Company’s securities. The

Company may find it necessary, from time to time, to require compliance with the pre-clearance process from certain additional employees, consultants and contractors other than and in addition to those designated from time to time on Exhibits B and C.

Any employee with any questions regarding trading in the Company’s securities is encouraged to contact the Insider Trading Compliance Officer, or in his/her absence the Chief Financial Officer or Chief Executive Officer, prior to engaging in a trade.

3.	Individual Responsibility.Every officer, director and employee has the individual responsibility to comply with this Policy, regardless of whether the Company has a recommended Trading Window for that Insider or any other Insiders of the Company. The guidelines set forth in this policy are guidelines only, and appropriate judgment should always be exercised in connection with any trade in the Company’s securities.

An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Within the framework of any policies adopted by the Company, the final decision with respect to securities transactions must rest with each director, officer and employee.  Each case must ultimately stand or fall on its own merits.  A single rule or set of rules could not cover all situations; nor should unnecessary restrictions be permitted to discourage directors and officers of the Company, who serve a vital role in its success, from being shareholders.

Applicability of Policy to Inside Information Regarding Other Companies.

This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company.  Civil and criminal penalties, and termination of employment may result from trading on material inside information regarding the Company’s business partners.  All employees should treat Material Nonpublic Information about the Company’s business partners with the same care required with respect to information related directly to the Company.

Definition of Material Nonpublic Information

It is not possible to define all categories of material information.  However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company’s securities.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material.  Examples of such information include, but are not limited to:

●Quarterly and annual financial results
●News of pending or proposed merger or joint venture
●News of the disposition of a subsidiary
●Impending bankruptcy or financial liquidity problems
●Gain or loss of a substantial customer or supplier
●Changes in dividend policy
●New product or service announcements of a significant nature
●Significant pricing changes
●Stock splits
●New equity or debt offerings
●Acquisitions

●Significant litigation exposure due to actual or threatened litigation
●All changes in senior management

Either positive or negative information may be material.

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.  The Company makes information available to the general public through the filing of annual, quarterly and current reports with the SEC.

Certain Exceptions

For the purpose of this Policy, the Company considers that the exercise of stock options for cash under the Company’s stock option plans, the purchase of shares through the Company’s dividend reinvestment program, and/or the purchase of shares under the Company’s qualified retirement plan are exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement, the plan or the program.

Also, the Company considers the distribution of shares to Non-Employee Directors and Advisory Board Members, as payment of retainers and meeting fees to be exempt from this Policy.

Additional Information – Directors and Officers

Directors and designated officers of the Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities and Exchange Act of 1934, as amended.  The practical effect of these provisions is that such officers and directors who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information, unless an exception to the disgorgement requirement is available.  Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company’s option plans, nor the exercise of that option, nor the receipt of stock under the Company’s qualified retirement plan is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16.  Moreover, no officer or director may ever make a short sale of the Company’s stock.  Exhibit D provides information for directors and officers regarding compliance with Section 16 and its related rules.

EXHIBIT B INSIDERS

DIRECTORS AND EXECUTIVE OFFICERS SUBJECT TO SECTION 16

1.	Directors: Each Director of Citizens & Northern Corporation and Citizens & Northern Bank.

Officers: The President and Principal Financial Officer of Citizens & Northern Corporation and any executive vice president of Citizens & Northern Corporation or Citizens & Northern Bank who is in charge of a principal business unit, division or function for Citizens & Northern Corporation or who performs similar policy-making functions for Citizens & Northern Corporation.

EXHIBIT C OTHER COVERED PERSONS

OTHER PERSONS SUBJECT TO INSIDER TRADING POLICY – MUST OBTAIN PRE-CLEARANCE FOR PURCHASE OR SALES OF COMPANY STOCK

General Counsel and Corporate Secretary

Executive Assistants and individuals with similar duties, including Company employees and non-Company employees who regularly receive access to Inside Information

Marketing Director

Director of Audit

Compliance Officer

All Senior Vice Presidents

All Company Accounting Department Employees

EXHIBIT D SECTION 16

SECTION 16 REPORTING

THE SEC FORMS

There are three (3) forms that are used to report transactions that are covered by Section 16 of the Securities Exchange Act of 1934, as amended:

FormTime for FilingNumber of Copies and Where Filed

Form 3Within 10 days after the time when the person

first becomes a designated director or officer of the * 1 copy, filed electronically on the

CompanyEDGAR filing system

with the SEC. This copy is accessible for review on the Internet through the SEC’s website, or via a link from C&N’s website.

* 1 copy will be retained by the Company

Form 4Within two (2) business days following the occurrenceSame as for Form 3, above.

of a non-exempt transaction.* Applies to virtually all reportable transactions including open market purchases or sales, option grants and option exercises.

If a post-termination non-exempt transaction occurs within 6 months of the reporting person’s last “opposite” non-exempt transaction while an officer or director (for example, a post-termination open market sale within 6 months of a pre-termination open-market purchase), then it must be reported. On any Form 4 or Form 5 filed after ceasing to be an officer or director, the “exit” box should be checked to indicate that insider status has terminated.

A limited form of relief from the filing deadline is provided for stock purchased through our Non-Employee Directors’ Stock Purchase Plan, which is reportable within two (2) business days of the date notice is given to the reporting person as opposed to the transaction execution date (applicable to other reportable transactions).

* Exempt transactions (reportable on Form 5) include bona fide gifts, stock purchased through our Dividend Reinvestment Plan or through a similar plan(*) as a result of dividends paid and reinvested in the Plan and Bank Retirement Plan (ESOP) annual contributions.

(*) If an Insider elects to purchase shares using dividend reinvestment for a plan other than the Company D/R plan, the plan should be evaluated by the Insider Trading Compliance Officer to determine if such purchases would qualify as “exempt.”

Form 5The form, in effect, is an annual report that must be Same as for Form 3, above.

filed by February 14 following the close of the Company’s fiscal year and sets forth all items not previously reported, including exempt transactions.

Early Filing Note:

All exempt transactions that normally would be reportable in the annual Form 5 filing (such as gifts) may be voluntarily reported early in a Form 4 filing, thus eliminating the requirement to file a Form 5 to report the same transaction. This is recommended as a more efficient method of complying with the filing requirements. It will be the Company’s practice, on your behalf, to report such transactions early on Form 4 to the extent possible under the circumstances.

Late Filing Note:	If you become aware that a Section 16 filing on your behalf has been missed, you should contact the General Counsel/Corporate Secretary or the Chief Financial Officer as soon as possible to arrange for the filing. Note that late filings must be disclosed in C&N’s Annual Proxy Statement.

THE COMPANY’S ASSISTANCE PROCEDURE

Timeliness and accuracy in filing the required reports under Section 16 are critical. Although compliance with Section 16 requirements is the legal responsibility of each officer and director, due to the importance of timely and accurate filing of required reports, the Company has adopted certain procedures to assist you with your filing obligations:

1.	If you have not already done so, you will be asked to execute a power of attorney authorizing designated members of the Company’s executive or accounting staff to execute and file appropriate Forms 3 and 4 (and the annual Form 5) on your behalf.

2.	Upon notification to the designated employees of the accounting or corporate staff from the individual officer or director of a DIRECT PURCHASE OR SALE transaction, including the number of shares and price per share, (after pre-clearance of the transaction has been given by the General Counsel/Corporate Secretary, Chief Financial Officer or the Chief Executive Officer) the information for the necessary Form 4 will be prepared.

Upon notification from the individual officer or director of a purchase via a Dividend Reinvestment account held by a broker or agent other than our Transfer Agent, to the designated employees of the accounting or corporate staff, the information for the necessary Form 4 will be prepared.

Upon notification from our Transfer Agent of the purchase of stock through the Dividend Reinvestment (D/R) account of an individual director as a result of Optional Cash Payments sent to purchase stock under the “Director Fee Election Policy” to the designated members of the accounting or corporate staff, the information for the necessary Form 4 filing will be prepared to be filed within the specified time.

Upon notification from our Transfer Agent of the posting of dividends to the Dividend Reinvestment (D/R) Accounts of the individual directors and officers, the designated members of the accounting or corporate staff, will prepare the information for the voluntary Form 4 filing.

3. Due to the shortened filing deadlines as adopted under the Sarbanes-Oxley Act of 2002 for most transactions, the filings will be done without the information being provided to you for review ahead of time, unless otherwise requested by you.

a. If we are notified by our Transfer Agent of a transaction affecting your account for which you have not received pre-clearance and which is unknown to us, you will be contacted to explain the transaction prior to preparation of the information for filing.

b. If a filing has been done and a change is necessary, an amended Form 4 will be filed on your behalf.

4. A copy of any Form filed on your behalf will be provided to you.

PROCEDURE FOR RULE 144

SEC Rule 144 provides a safe harbor from the definition of “underwriter” for sales of securities by affiliates of an issuer in compliance with the volume and manner of sale limitations described in the Rule. Most securities brokers are familiar with Rule 144 and its requirements. However, the officer and director desiring to sell securities should be certain his or her broker is familiar with Rule 144.

A Form 144 is required if more than 5,000 shares or shares valued at more than $50,000 are sold during any three-month period. Three copies, one of which must be manually signed, must be filed with the SEC. Your broker should be able to assist you with the filing. Form 144 should be filed concurrently with the placing of your “sell order” with your broker.

Your broker is likely to request a copy of Form 144 and a Rule 144 representation letter. Such representation letters should be read carefully before they are signed to ensure that the representations made are accurate.

EXHIBIT E SPECIMEN EMPLOYEE MEMORANDUM

To:All Employees

From:

Date:

RE:Insider Trading Policy

This memorandum is to emphasize Citizens & Northern Corporation’s (“Company”) policy against “Insider Trading” and the importance of maintaining the confidentiality of sensitive Company information. The Board of Directors has adopted an Insider Trading Policy, which sets forth the rules and policy under which employees shall operate to avoid insider-trading violations.

It is against Company policy and against the law for any employee, or any other person associated with the Company or its employees, to trade in our common stock, or any other security issued by the Company, while possessing material, nonpublic information about the Company.  A violation of the laws against insider trading can lead to (i) a civil penalty of up to 3 times the profit gained or loss avoided (or, for an executive officer or director, $1,000,000); (ii) a criminal fine (no matter how small the profit) of up to $5,000,000; and (iii) up to twenty (20) years in jail.   A violation of the Company’s policy may also result in termination of employment.

Many employees have access to material, nonpublic information about the Company at one time or another.  Generally speaking, such information is information that is not available to the public, but which an investor might consider important in deciding whether to buy or sell the Company’s securities.  Such information could include, as examples, anticipated quarterly or annual results of operations, progress or lack of it in milestone achievement, new product introductions, discussions of a potential acquisition, or price increases or decreases.

In the event you possess material, nonpublic information, you are prohibited from trading in our stock until the Company has publicly announced the information by disclosing such information in its SEC filings, and the information has been available to the public for two (2) business days.

You are prohibited from disclosing material, nonpublic information to anyone outside the Company.  It is important to maintain the confidentiality of sensitive information for a number of reasons, including protecting the Company’s secrets and preventing disclosure of information that could benefit our competitors.  It is also prudent from the perspective of your potential personal liability – you could be criminally and civilly liable as a “tipper” if you disclose material, nonpublic information to another person and that person trades in the Company’s securities on the basis of your information.

Note:  Citizens & Northern Bank is a wholly-owned subsidiary of Citizens & Northern Corporation, and as such, the employees of Citizens & Northern Bank (and its subsidiary, C&N Financial Services, LLC) are subject to this Insider Trading Policy.

EXHIBIT F SPECIMEN COVER LETTER

Letter to Directors, Officers or Employees

Dear Director, Officer or Employee:

Enclosed is a copy of Citizens & Northern Corporation’s “Insider Trading Policy” and for directors, executive officers, and certain employees having regular access to material, non-public information, the Company’s “Insider Compliance Program” and “Insider Trading Window Calendar”. Revisions to the “Insider Trading Policy” and “Insider Compliance Program” were approved by the Company’s Board of Directors on (Approval Date).

As described in the Insider Trading Policy, violations of the insider trading laws can result in significant civil and criminal liability. Accordingly, please take the time right now to read the materials provided, and then sign and return the attached copy of this letter.

Very truly yours,

_________________________Insider Trading Compliance Officer

Certification:

The undersigned hereby certifies that he or she has read, understands, and agrees to comply with the Company’s Insider Trading Policy and, if applicable, the Insider Trading Compliance Program, copies of which were distributed with this letter.

Date: _____________________Signed:

Name: _________________________________

(PLEASE PRINT)